Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our reports dated 20 February 2025, relating to the financial statements of Lloyds Banking Group plc and the effectiveness of Lloyds Banking Group plc's internal control over financial reporting, appearing in the Annual Report on Form 20-F of Lloyds Banking Group plc for the year ended 31 December 2024. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte LLP

Deloitte LLP

London, United Kingdom

6 June 2025